Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of The Savannah Bancorp, Inc.

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-69175) and Form S-3/A (No. 333-128724) of The Savannah Bancorp, Inc. of our report dated March 8, 2007, relating to the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K for the year ended December 31, 2006 and our report dated March 8, 2007 on the Internal Control Cover Financial Reporting which appears in Item 9A of Form 10-K.

/s/ BDO Seidman, LLP

Atlanta, Georgia
March 13, 2007